Exhibit 10.2

ADVISORY SERVICES AGREEMENT

THIS ADVISORY SERVICES AGREEMENT (the “Agreement”) is made contingent upon, and effective immediately upon, the Closing of the merger set forth in the Merger Agreement (defined below) (“Effective Date”), by and among Lam Research Corporation, a Delaware corporation (“Parent”), Richard S. Hill, an individual (“Hill”) and RSH Consulting, LLC, a Delaware limited liability company (“RSH Consulting”). Parent, Hill and RSH Consulting are collectively referred to herein as the “Parties” or “Party.”

RECITALS

A. Parent, BLMS Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Novellus Systems, Inc., a California corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated December 14, 2011 (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Parent (“Surviving Corporation”). The Merger will effect the sale of all of Company’s assets, capital stock and goodwill to Parent.

B. Hill is a substantial stockholder and Chief Executive Officer of the Company, has been actively involved in the management of the Company’s business and in the development of the Company’s products and technology and has thereby acquired significant experience, skill, and confidential and proprietary information relating to the business and operation of the Company. Hill, in the course of operating the business of the Company, has also developed on behalf of the Company, significant goodwill that is now a significant part of the value of the Company. Hill’s employment with the Company will terminate as provided herein.

C. Hill holds a substantial number of the issued and outstanding shares of capital stock of the Company for which Hill will receive material and valuable consideration in connection with the Merger (“Equity Compensation”), and Hill will receive substantial value in connection with the Merger and the severance of Hill’s employment (“Severance Compensation”). Hill therefore has a material economic interest in the consummation of the Merger. In connection with the Merger, Hill is transferring all of his ownership interest in the Company and the goodwill of the Company through an exchange all of his capital stock in the Company for shares of capital stock of Parent.

D. Parent is engaging RSH Consulting to provide advisory services exclusively through Hill to Parent and Surviving Corporation for a period of up to three (3) years after the Effective Date.

E. Parent desires to protect its investment in the assets, business and goodwill of the Company to be acquired pursuant to the Merger Agreement, and to ensure that Hill acts in and promotes the interest of the Parent and Surviving Corporation during the Advisory Period. Accordingly, Hill has agreed to limit certain activities (as set forth herein) that would harm such assets, business or goodwill.

F. References to Parent hereinafter shall include all subsidiaries of Parent and, following the Closing Date, shall include the Company.

NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereto agree as follows:

AGREEMENT

1. Effectiveness. This Agreement shall be effective as of the Effective Date. To the extent the Merger is terminated or otherwise does not close for any reason, this Agreement shall terminate in its entirety without ever having become effective and it shall be null and void in all respects.

2. Advisory Services. For a period commencing on the later of (a) the Effective Date and (b) June 15, 2012 (such later date the “Advisory Commencement Date”), and ending on the third anniversary of the Advisory Commencement Date (the “Advisory Period”), RSH Consulting agrees to provide, exclusively through Hill as the sole manager of RSH Consulting (it being understood that either Hill or his revocable trust will also be the sole member of RSH Consulting), advisory services to Parent’s Board of Directors and Parent and Surviving Corporation’s executives, as requested by Parent’s Board of Directors, Board Chairman or Vice Chairman, or Chief Executive Officer from time to time regarding the business of the Company, Surviving Corporation, and/or Parent, including, if so requested, advising on items such as the strategy of Parent’s buyback of shares in connection with the Merger, implementation of synergies relating to the Merger, brainstorming sessions with product groups to solve technical issues and/or customer visits to influence positive outcomes in sales situations, and to act if and as requested by Parent as a liaison with the University of Illinois (including, to the extent related to such liaison function and permitted by the University, continuing to serve on the Board of Visitors, College of Engineering for the University of Illinois at Urbana Champaign, the Engineering Advisory Board for the University of Illinois at Chicago, and the University of Illinois Foundation Board of Directors) all to facilitate the continued flow of students from the University to Parent and/or Surviving Corporation (“Advisory Services”). Hill will not be entitled to an office at the facilities of Parent or Surviving Corporation but Hill and RSH Consulting will be allowed to retain the existing telecommunication equipment previously made available to Hill by the Company (“Equipment”), at no cost to Hill or RSH Consulting to the extent that the book value of such Equipment (as determined on the Advisory Commencement Date) is equal to or less than $10,000 in the aggregate, for offsite use in order to facilitate providing the Advisory Services. To the extent that the book value of the Equipment exceeds $10,000 in the aggregate, Hill and RSH Consulting will be allowed to purchase such Equipment from the Company by paying the difference between the book value of such Equipment and $10,000; provided, that, if such Equipment is not purchased it shall be promptly returned to the Company. In any event, at the Advisory Commencement Date, (i) any personal computer issued to Hill by the Company and any other Company-provided materials and equipment (other than any retained or purchased Equipment) shall be returned to Parent or the Surviving Corporation, (ii) Hill’s access to Company email and network will be discontinued and (iii) Hill shall be required to comply with all other requirements that generally apply to the Surviving Corporation’s terminating employees. It is understood that to the extent that any retained or purchased Equipment contains Confidential Information, that information is subject to the terms of this Agreement (including Section 8(b) hereof).

3. Advisory Services Compensation. In exchange for provision of the Advisory Services, Parent shall pay RSH Consulting at a rate of $63,888.89 per month (which sum shall be a gross sum) during the Advisory Period (“Monthly Advisory Services Compensation”), with aggregate compensation of $2,300,000 payable during the Advisory Period. The Monthly Advisory Services Compensation shall be paid by automated check handling (ACH) or other similar means of electronic deposit, in arrears on the first day of each calendar month starting with the first calendar month after the Advisory Commencement Date and continue through the Advisory Period provided that the monthly payment shall be pro-rated for any partial month of service performed during the Advisory Period.

4. Charitable Contribution. Subject to the other provisions of this Agreement (including without limitation the next sentence and the provisions of Section 21), on or before December 31, 2012, Parent shall make or cause to be made an aggregate contribution of $2,300,000 (the “Charitable Contribution”) in such portions and amounts as Hill shall direct to organization(s) qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), provided that at least 50% of the Charitable Contribution ($1,150,000) shall be directed to business and/or technical schools that can potentially benefit the interests of Parent and the Surviving Company. Hill hereby represents and warrants that neither Hill nor Hill’s spouse, relatives, heirs, and/or agents will receive any personal economic benefit from the Charitable Contribution (including without limitation the fulfillment of any existing pledge).

5. Termination of Agreement. No Party may unilaterally terminate this Agreement at any time during the Advisory Period for any reason other than a material breach by Hill and/or RSH Consulting in the case of termination by Parent or by Parent in the case of termination by Hill and/or RSH Consulting, which breach remains uncured for a period of thirty (30) days following the breaching Party’s receipt of written notice specifying the material breach and indicating the non-breaching Party’s intent to terminate this Agreement pursuant to this Section. This Agreement shall terminate upon Hill’s death or “disability” (as defined in Section 409A of the Code and guidance promulgated thereunder); provided, however, that upon any such termination the remaining balance of any Monthly Advisory Services Compensation that has not previously been paid shall be immediately due and payable in a lump sum to RSH Consulting.

6. Nondisparagement. Hill agrees that during the Advisory Period Hill will not (and will not permit RSH Consulting to) disparage, defame or otherwise detrimentally comment upon in any manner Parent, the Company, Surviving Corporation and/or their respective employees, officers, directors, business practices or products. Hill hereby acknowledges that such comment would cause material damage to Parent, the Company, and the Surviving Corporation. Parent agrees that during the Advisory Period it will not permit its chief executive officer to) disparage, defame or otherwise detrimentally comment upon Hill in any manner, and that such comment would cause material damage to Hill; provided, that nothing in this sentence shall prevent such officer from making statements that he reasonably believes to be required to comply with any obligations of Parent under applicable securities laws.

7. Relationship of the Parties.

(a) Upon the commencement of the Advisory Period, RSH Consulting shall perform its Advisory Services hereunder as, and thereafter shall continue to be, an independent contractor. Under no circumstance shall Hill or any other employee or agent of RSH Consulting look to Parent or Surviving Corporation or any of their Affiliates as Hill’s employer (following termination of Hill’s employment at the Advisory Commencement Date), partner, agent, or principal, and Hill agrees that he will not be appointed a director or, or serve as an officer of, Parent or any of its Affiliates, including the Surviving Corporation. Following the Advisory Commencement Date, Hill shall not be entitled to any benefits accorded to Parent or Surviving Corporation’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay other than the benefits described in Section 4(f) (including healthcare benefits for Hill and his qualifying dependents) of the Amended Agreement (as defined below) (the “Post-employment Amended Agreement Benefits”). Hill’s exclusion from benefit programs maintained by Parent and Surviving Corporation (subject to the proviso in the preceding sentence) and his waiver below is a material component of the terms of compensation negotiated by the Parties, and is not premised on Hill’s status as a non-employee with respect to Parent and Surviving Corporation. To the extent that Hill may become eligible for any benefit programs maintained by Parent or Surviving Corporation (regardless of the timing of or reason for eligibility), Hill hereby waives Hill’s right to participate in the program following the Advisory Commencement Date, it being understood that the only benefits to which Hill is entitled are the Post-employment Amended Agreement Benefits. Hill also agrees that, consistent with the independent contractor status of RSH Consulting, Hill will not apply for any government-sponsored benefits that apply to employees, including, but not limited to, unemployment and /or disability benefits.

(b) Hill and RSH Consulting shall pay, when and as due, any and all taxes incurred as a result of the Monthly Advisory Services Compensation, including any estimated taxes and payroll taxes. Hill hereby indemnifies Parent for any claims, losses, costs, fees, liabilities, damages, or injuries suffered by Parent arising from Hill’s breach of the provisions of this Section 7(b).

(c) RSH Consulting is generally free to perform the Advisory Services at a location of RSH Consulting’s choosing (provided all Advisory Services are performed by Hill). Hill and RSH Consulting understand that the Advisory Services must coordinate with Parent and/or Surviving Corporation’s established protocols and security requirements and may from time to time need to be performed at Parent and/or Surviving Corporation’s premises or other places as reasonably requested by Parent and/or Surviving Corporation.

(d) The obligations of Hill and RSH Consulting hereunder are joint and several. Any notice, waiver or exercise of any right hereunder by either Hill or RSH Consulting shall apply equally to each of them. Each obligation of Hill hereunder is also an obligation of RSH Consulting, and each obligation of RSH Consulting is also an obligation of Hill.

8. Confidential Information.

(a) Hill acknowledges that Hill has occupied a position of trust and confidence with the Company and with respect to the transactions contemplated by Merger Agreement prior to the date hereof, and has (or he and RSH Consulting may in the performance of Advisory Services) become familiar with the following, any and all of which will constitute confidential information of the Company, Merger Sub, Surviving Corporation and Parent (collectively, the “Confidential Information”): (i) any and all trade secrets concerning the business and affairs, or the planned business and affairs, of the Company, Merger Sub, Surviving Corporation, Parent and any of their respective Affiliates including product specifications, data, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned distribution methods and processes, customer lists, customer information databases, customer mailing lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), data-base technologies, systems, structures and architectures and related processes, formulae, compositions, improvements, devises, know-how, inventions, discoveries, concepts, methods and information and any other information, however documented, that is a trade secret of the Company, Merger Sub, Surviving Corporation, Parent and any of their respective Affiliates; (ii) any and all other information concerning the business and affairs, or the planned business and affairs, of the Company, Merger Sub, Surviving Corporation, Parent and any of their respective Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries and other material prepared by or for the planned activities of the Company, Merger Sub, Surviving Corporation, Parent and any of their respective Affiliates containing or based, in whole or in part, on any information included in the foregoing, regardless of medium. Confidential Information specifically includes any and all information that Hill may have obtained concerning the Company, Merger Sub, Surviving Corporation, and Parent in connection with discussions and negotiations concerning the transactions contemplated by the Merger Agreement. Hill and RSH Consulting acknowledge that, from and after the Effective Date, all Confidential Information known or obtained by either of them will constitute property of Parent and/or Surviving Corporation. Confidential Information does not include (i) information that is or becomes publicly known through lawful means; or (ii) information that is disclosed to either of them by a third party who rightfully possesses the information and did not obtain it from the Company, Merger Sub, Surviving Corporation, or Parent (other than by public disclosure from the Company, Merger Sub, Surviving Corporation, or Parent).

(b) Hill and RSH Consulting shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Confidential Information, except to the extent (i) necessary to perform the Advisory Services, (ii) authorized in writing by Parent’s Board of Directors or Parent’s executive officers, or (iii) as required by law; provided, in the case of (iii), that Hill will (for himself and RSH Consulting), to the extent legally permissible, provide Parent with prompt written notice of any request or requirement to disclose Confidential Information and a copy of such request so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Hill from Parent, Hill nonetheless is advised by counsel that he is legally compelled to disclose Confidential Information, Hill may (or permit RSH Consulting to) without liability hereunder disclose only that portion of the Confidential Information which he certifies in writing to Parent that such counsel advises he is legally required to disclose, provided that, upon request by Parent, Hill exercises reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Parent to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Following the Advisory Period, or at the request of Parent before the end of the Advisory Period, Hill shall deliver (and cause RSH Consulting to deliver) to Parent all documents and materials (hardcopy and electronic) in their possession, custody or control belonging to Parent, Merger Sub, Surviving Corporation and/or reflecting Confidential Information (and shall delete any such information on any computer or other storage device in possession of Hill). Hill and RSH Consulting shall maintain in confidence and not use except as permitted by this Agreement (to the same extent set forth herein for Confidential Information of Parent) any confidential information belonging to customers and suppliers of Parent, Merger Sub, Surviving Corporation and the Company that is or was obtained by Hill or RSH Consulting as a result of work for Parent, Merger Sub, Surviving Corporation and/or the Company and/or from performing the Advisory Services.

(c) Nothing in this Section 8 is intended to limit any remedy of Parent under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

9. Ownership of Intellectual Property.

(a) Hill (and RSH Consulting) agree that all of their right, title and interest in and to all designs, plans, reports, specifications, drawings, schematics, prototypes, models, improvements, developments and inventions (whether or not patentable), and all other information and items, if any, conceived or made in the performance of the Advisory Services (“New Developments”) shall be and are hereby assigned to Parent as its sole and exclusive property. On Parent’s request, Hill agrees to assist Parent, at Parent’s expense, to obtain patents or copyrights for, or otherwise obtain, protect or enforce Parent’s interest in, such New Developments, including the disclosure of all pertinent information and data, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that Parent shall deem necessary to apply for and to assign or convey to Parent, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such New Developments.

(b) Hill and RSH Consulting agree not to use or disclose to Parent, or bring onto Parent or Surviving Corporation’s premises, or induce Parent or Surviving Corporation to use (whether as part of New Developments or otherwise) any confidential information that belongs to anyone other than Parent or Surviving Corporation. Parent and Surviving Corporation will not provide to Hill or RSH Consulting for use in the provision of Advisory Services any confidential information of third parties that Parent or Surviving Corporation do not have the right to so provide or use.

(c) The representations and warranties contained in Sections 8 and 9 and Hill’s obligations under Sections 6 through 9 shall survive termination of this Agreement.

10. Restricted Services; Nonsolicitation.

(a) Hill acknowledges that due to Hill’s position with and relationship to the Company, Parent and Surviving Corporation, Hill has and has had access to the Company’s Confidential Information, and is and has been responsible for developing and maintaining (in whole or in part) the goodwill of the Company, Merger Sub, Surviving Corporation and Parent. To protect Confidential Information, relationships, goodwill with customers, and to permit Hill to possess and receive Confidential Information for the purposes contemplated herein and to properly perform directly or indirectly the Advisory Services, during the Advisory Period Hill shall not (nor shall RSH Consulting) serve as an officer, director, employee, consultant, and/or advisor, directly or indirectly through any affiliate, to: (i) any person or entity engaged in any substantial part in the business of producing, distributing or selling semiconductor manufacturing equipment (the “Restricted Business”) that competes directly or indirectly with products of Parent and/or Surviving Corporation anywhere in the United States or the rest of the world (the “Restricted Territory”) other than Parent and/or Surviving Corporation; and/or (ii) Samsung Group, Taiwan Semiconductor Manufacturing Company, Limited, Hynix Semiconductor Inc., GlobalFoundries Inc., Intel Corporation, and/or any of their respective parents, subsidiaries or other affiliates. Hill acknowledges that prior to the Effective Date the Company was engaged in the Restricted Business throughout the Restricted Territory. Hill may request that Parent permit Hill to serve in a capacity otherwise restricted by this Agreement for one or more companies engaged in a Restricted Business and/or one or more companies described in clause (ii), and Parent shall not unreasonably withhold its consent to any such request. Any waiver of the restrictions otherwise applicable hereunder must be in writing to be effective.

(b) Further, to protect Confidential Information, relationships, goodwill with customers, and to permit Hill and RSH Consulting to provide the Advisory Services contemplated hereby, during the Advisory Period, Hill shall not directly or indirectly (including without limitation through any affiliate of Hill or any other Person) encourage, induce, attempt to induce, solicit or attempt to solicit any employee, consultant, agent, or contractor of Parent, Surviving Corporation, and/or the Company to leave his or her employment, consulting or independent contractor relationship with such entity.

11. Termination of Existing Employment Relationship; Future Engagements.

(a) Hill acknowledges that, as of the date of execution of this Agreement, he is a party to an Amended and Restated Employment Agreement with the Company dated as of June 9, 2011 (the “Amended Agreement”). Hill agrees that, at the Advisory Commencement Date his employment with the Company will terminate and the parties agree that (after taking into account the anticipated services to be performed during the Advisory Period under this Agreement) Hill will incur a “separation from service” with the Company within the meaning of Section 409A of the Code and the guidance promulgated thereunder, on the Advisory Commencement Date. Such termination shall be treated under the Amended Agreement as a termination for “Good Reason” following a “Change in Control” pursuant to Section 4(f) of the Amended Agreement, and Hill shall be entitled to the benefits described in Section 4(f) of the Amended Agreement attendant to such a termination. Such termination shall be effective on the Advisory Commencement Date without need for further notice by either the Company or Hill to the other (and it is understood that Hill will terminate his employment for “Good Reason” on such date pursuant to the Amended Agreement without providing any advance written notice to the Company and that no “payment in lieu of notice” shall be due to Hill in connection with the termination). Hill agrees that, in the event that the Effective Date occurs prior to June 15, 2012, he will, notwithstanding any provisions to the contrary in the Amended Agreement, cease to be an officer or director or the Company as of the Effective Date, but until the Advisory Commencement Date shall continue to serve as an employee of the Company, shall report to Martin Anstice, and shall assist (for not less than 30 hours per week) as requested with the transition of the business of the Company and the integration of the Surviving Corporation and its business with that of Parent; provided, further, that during such period, Hill shall only be entitled to continue receiving his base salary and to participate in the Surviving Corporation’s broad-based benefit programs (401(k) plan, welfare plans and fringe benefit plans) made available to the Surviving Corporation’s employees, subject to the terms of each such program, and Hill shall not be entitled to participate in any other of the Surviving Corporation’s or Parent’s benefit plans, programs or arrangements, such as any executive compensation or benefit programs.

(b) Hill agrees that, at or within 21 days following the Advisory Commencement Date, he will execute and deliver to Parent and Surviving Corporation a release in the form of Exhibit A hereto. No payments under this Agreement shall be made to Hill or to RSH Consulting until the 30th day following the Advisory Commencement Date, at which time such release shall have become irrevocable under applicable law. Any payment that otherwise is to be made under this Agreement prior to the 30th day following the Advisory Commencement Date shall be made on such 30th day. Delivery and irrevocability of such release is not a condition to any payments under the Amended Agreement, and the timing of payments under the Amended Agreement shall not be affected by such release.

(c) Hill agrees that, during the Advisory Period, Hill will, not less than fifteen (15) days prior to accepting any officer, director, employment, advisor, consultant and/or independent contractor relationship with any individual or entity other than Parent or Surviving Corporation, advise Parent of the identity of the entity and the nature of the relationship. Parent may notify each such entity that Hill is bound by this Agreement and furnish each such entity with a copy of this Agreement or relevant portions thereof if Hill has not done so prior to the commencement of such a relationship with such entity (and has not provided Parent appropriate evidence thereof) as contemplated by the next sentence. During the Advisory Period, Hill will communicate the contents of relevant portions of this Agreement (including Sections 8 – 10) to any Person for whom Hill intends to perform (directly or indirectly) any services for compensation, including but not limited to as an officer, director, employee, consultant and/or advisor.

12. Understanding of Covenants.

(a) Hill acknowledges and agrees with the facts set forth in the recitals to this Agreement, and he further acknowledges and agrees that (i) the goodwill associated with the Company prior to the transaction contemplated by the Merger Agreement is a material component of the value of the Company to Parent, (ii) the terms set forth in this Agreement are necessary and appropriate to preserve the value of the Company for Parent following the transactions contemplated by the Merger Agreement and protect the Confidential Information and goodwill acquired by Parent, (iii) the character, duration, geographic area and subject matter scope of the covenants set forth in this Agreement are reasonable, (iv) the Company currently conducts, or is planning to conduct, business throughout the United States and worldwide, and (iv) that in order to properly perform his obligations hereunder to provide Advisory Services he must comply with the other covenants of this Agreement (and in particular Section 10).

(b) Hill agrees that the covenants set forth in this Agreement are equitable and reasonable. The Parties each represent to the other that the execution of this Agreement and their performance of their respective obligations hereunder will not conflict with, or result in a violation or breach of, any other agreement to which they are a party or of any judgment, order or decree to which such Party is subject, and that this agreement is executed freely and without duress.

(c) Without prejudice to any right of Hill (including any claim that such an action would be a breach of this Agreement as no grounds therefore exist), following provision of the notice required by Section 5 and termination of this Agreement by Parent as a result of a material breach of this Agreement by Hill (or RSH Consulting) Parent may immediately cease payments that would otherwise be payable under Sections 3 and 4. In the event of material breach by Hill, Hill’s obligations pursuant to the covenants in Sections 6 through 10 shall continue (regardless of any termination of the Agreement by Parent under Section 5 in the event of a breach by Hill) throughout the remainder of the Advisory Period.

13. Injunctive Relief. Each Party agrees that any breach by the other of this Agreement (given, among other factors, the unique skills, position and exposure to Confidential Information at issue with respect to this Agreement) would cause immediate and irreparable harm to the non-breaching Party, that such harm would be difficult or impossible to measure, and that damages for the non-breaching Party would therefore be an inadequate remedy for any such breach. Therefore, each Party agrees that in the event of a breach or threatened breach of this Agreement, Parent, Surviving Corporation or Hill

(whichever is seeking to enforce this Agreement) shall be entitled to seek an injunction restraining the Party in breach (or threatened to be in breach, as the case may be) from the conduct which would constitute a breach of this Agreement, requiring specific performance and/or other appropriate relief in order to enforce and prevent any violations of this Agreement, and requiring (without limiting any other remedy) the Party in breach to account for and pay over to the non-breaching Party all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Agreement if and when final judgment of a court of competent jurisdiction is so entered against the Party in breach. Each Party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to provide the inadequacy of money damages or to post security as a prerequisite to obtaining equitable relief.

14. Non-Exclusive Remedies. Each Party shall have any available remedies for breach of this Agreement and, unless otherwise expressly provided, remedies set forth herein are not intended to be exclusive. Except as contemplated herein (including the provisions relating to termination of employment) this Agreement does not limit Hill’s rights or obligations or Parent’s rights or obligations (or any present or future Affiliate of Parent) under the terms of any employment, proprietary information, confidentiality, invention assignment or other agreement between Hill and Company, Surviving Corporation, and/or Parent. Notwithstanding the foregoing, Hill and RSH Consulting shall have no monetary obligation or liability to Parent or Surviving Corporation for any breach of this Agreement in excess of the unpaid balance of the Monthly Advisory Services Compensation, and Parent or Surviving Corporation shall have no monetary liability to Hill or RSH Consulting for any breach in excess of such unpaid balance.

15. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered; (b) sent by nationally recognized overnight courier; (c) emailed; or (d) sent by registered or certified mail with postage prepaid, return receipt requested, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Hill and/or to RSH Consulting, to both:

Richard S. Hill

P.O. Box 691

5171 Kukuna Road

Anahola, Hawaii 96703

and

Richard S. Hill

187 Heather Lane

Atherton, California 94027

with copies to:

David Herbst

Manatt, Phelps & Phillips, LLP

1841 Page Mill Road, Suite 200

Palo Alto, CA 94304

dherbst@manatt.com

Facsimile: 1.650.213.0260

(a) if to Parent, to:

Lam Research Corporation

Attention: Sarah O’Dowd

Executive Vice President and Chief Legal Officer

4650 Cushing Parkway

Fremont, CA 94538

Email: Sarah.ODowd@lamresearch.com

with copies to:

Timothy Hoxie

Jones Day

555 California Street, Suite 2600

San Francisco, CA 94104

tghoxie@jonesday.com

Facsimile: 1.415.875.5700

16. Governing Law; Disputes; Consent to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(b) Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any California state court sitting in Santa Clara or Alameda County, California, or, if no such state court has proper jurisdiction, the Federal court of the United States of America, sitting in San Jose or Oakland, California, and any appellate court from any thereof, in any Proceedings arising out of or relating to this Agreement and any transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such California state court or, if no such state court has proper jurisdiction, the such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Proceeding in the state or Federal courts located in any such California state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the state or Federal courts located in any such California state or Federal court. Each of the Parties hereto agrees that a final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process at his or its address provided for notices in Section 13. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

17. Cooperation; Expense Reimbursement. Each Party shall cooperate with the other Party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement. Hill shall be reimbursed for reasonable business expenses incurred in performing requested Advisory Services (including travel expenses to attend meetings of the Boards described in Section 2 to the extent such service remains reasonably related to fulfilling the liaison portion of the Advisory Services) all accordance with Parent’s expense reimbursement policies applicable to Parent’s senior executives.

18. Amendments, Modifications and Waivers. No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by authorized officer of Parent, Hill and RSH Consulting. No waiver by Parent of any default, misrepresentation or breach hereunder by Hill, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder by Hill or affect in any way any rights of Parent arising by virtue of any prior or subsequent such occurrence.

19. Independent Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice, or has had the opportunity to be represented by independent counsel of its choice, and that to the extent, if any, that it desired, has availed itself of this right and opportunity throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the consent and upon the advice of such independent counsel. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

20. Integration. Subject to Sections 11(a) and 14, this Agreement is the entire agreement of the Parties pertaining to the subject matter of this Agreement, and all prior or contemporaneous negotiations, agreements, understandings, or representations, whether written or oral, that pertain to the subject matter of this Agreement, are expressly superseded hereby and are of no further force and effect. Each of the Parties acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement or the Merger Agreement.

21. Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs and/or personal representatives, provided that neither this Agreement nor any interest herein shall be assigned or otherwise transferred, by operation of law or otherwise, by Hill without the prior written consent of Parent, or by Parent except in connection with the transfer of all or substantially all of the business and assets of the Surviving Corporation. Nothing in this Agreement shall confer, whether expressly or by implication, any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties, Affiliates of Parent and the respective permitted successors and assigns of any of the foregoing.

22. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants, one for each county, state, country or other region included within the Restricted Territory. The Parties expressly agree that the character, duration, geographic area and subject matter scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration, geographical area or subject matter scope of this Agreement exceeds that permitted by applicable Law in a particular jurisdiction, then the Parties agree that such provision(s) will be reformed to the maximum character, duration, geographical area and subject matter scope, as the case may be, permitted by applicable Law in such jurisdiction, without affecting the enforceability of any provisions of this Agreement in other jurisdictions. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive (after giving effect to any reformation contemplated by the preceding sentence) than necessary or appropriate to assure Parent of the intended benefit of this Agreement, it is expressly understood and agreed among the Parties hereto that those of such covenants that, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof in that jurisdiction.

23. Severability. The Parties desire and intend that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any court of competent authority holds any provision of this Agreement to be invalid, prohibited or unenforceable for any reason in any jurisdiction, then as to such jurisdiction, the offending provision shall be deemed severed from this Agreement and shall be ineffective within that jurisdiction, without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. Notwithstanding the foregoing, if an offending provision as described above could be more narrowly drawn or otherwise “blue-penciled,” modified or reformed so as not to be invalid, prohibited or unenforceable in the jurisdiction where it was held to be offending, then it shall, as to such jurisdiction, be deemed more narrowly drawn, blue-penciled, modified or reformed, by the minimum necessary to render it valid and enforceable in that jurisdiction, (i) with the nature and extent of such redrawing, blue-penciling, modification or reformation to be determined by a court of competent authority in accordance with applicable procedural and substantive law, and (ii) without invalidating the remaining provisions of this Agreement within that jurisdiction or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

24. Counterparts; Signatures. The Parties may execute this Agreement in counterparts, each of which shall be deemed to be an original instrument, but both of which together shall constitute but one agreement. The delivery of a signature to this Agreement by facsimile or electronic mail shall be sufficient for all purposes between the Parties.

25. Acknowledgement. The Parties acknowledge that they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of March 6, 2012.

PARENT LAM RESEARCH CORPORATION

/s/ Sarah A. O’Dowd
/s/ Richard S. Hill	By:	Sarah A. O’Dowd
Richard S. Hill	Its:	Group Vice President Human Resources and Chief Legal Officer

RSH Consulting, LLC

By	/s/ Richard S. Hill
Richard S. Hill, Manager

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter “Release”) is entered into by and between Richard S. Hill (“Executive”) and Lam Research Corporation, a Delaware corporation (“Company”).

RECITALS

A. Company, BLMS Inc., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Novellus Systems, Inc., a California corporation (the “Novellus”) entered into the Agreement and Plan of Merger, dated December 14, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Novellus (the “Merger”), and Novellus will become a wholly-owned subsidiary of the Company (“Surviving Corporation”). Capitalized terms used in this Agreement but not otherwise defined herein have the meanings assigned to them in the Merger Agreement.

B. On the later of: (a) the Closing of the Merger; and (b) June 15, 2012, Executive’s employment with Novellus will terminate (“Termination Date”).

C. Following the Termination Date, Executive has agreed to provide advisory services to the Company as set forth in the Advisory Services Agreement between the Company and Executive (“Advisory Services Agreement”).

D. According to the terms and conditions of the Advisory Services Agreement, Executive must execute this Release. By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge the parties agree as follows:

1. Executive, for Executive and Executive’s spouse, heirs, assigns, executors, administrators, agents, successors and affiliates, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, Novellus, Merger Sub and their respective past and present affiliates, owners, directors, officers, employees, agents, attorneys, heir, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations (“Released Parties”), from any and all known or unknown loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type (collectively “Claims”), whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them and arising on or prior to the Effective Date, including but not limited to Claims in connection with Executive’s employment with the Company, the termination of said employment and claims of emotional or physical distress related to such employment or termination, to the fullest extent permitted by law, and claims under the Age Discrimination In Employment Act (“ADEA”). This Release shall not be interpreted to require Executive to waive or release Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), however, Executive does waive and release Executive’s right to any monetary recovery or other personal relief should the EEOC, NLRB, or any other agency pursue claims on Executive’s behalf. This Release also does not apply to any lawsuit brought to challenge the validity of this Release under the ADEA, to enforce the terms of this Release, or for claims that arise under the ADEA after the Effective Date. This Release also shall not include: (1) any (a) accrued salary (including accrued vacation pay), cash bonus or other cash compensation (and unreimbursed expenses) that Executive is entitled to receive at the Termination Date, or (b) any and all rights and benefits described and/or referenced in Section 4(f) of Executive’s Amended and Restated Employment Agreement dated June 9, 2011 (the “Agreement”) applicable to Executives’ termination of employment, in each case to the extent not paid or provided to Executive as of the date hereof (and provided further, that, notwithstanding the foregoing, the Release shall include any right Executive may have had to receive notice pay pursuant to the Agreement by reason of Executive’s employment terminating without 90 days’ advance written notice, which right Executive is expressly waiving herein); (2) Executive’s rights and benefits under any and all stock option awards, restricted stock awards and restricted stock unit awards granted to Executive by Novellus, and any and all qualified and nonqualified retirement plans maintained by Novellus; (3) any and all rights and claims to indemnification Executive has against the Released Parties; (4) any and all rights and claims under the Advisory Services Agreement; or (5) any and all rights and claims which may not be waived as a matter of law. Executive and the Company expressly acknowledge and agree that neither the Company nor Executive would enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the released parties (other than as expressly set forth herein).

2. Executive irrevocably and absolutely agrees that Executive will not prosecute nor cooperate with any prosecution on Executive’s behalf in any court, whether federal or state, any claim or demand of any type related to the matters released in Section 1, it being an intention of the parties that with the execution of this Release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of the other related in any way to the matters released in Section 1, other than as set forth in Section 1 and/or to the extent permitted by law.

3. Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse.

Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

4. Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same. Executive hereby expressly waives all of the benefits and rights granted to Executive pursuant to any applicable law or regulation to the effect that:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6. Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

7. The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of California.

8. This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

9. If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

10. It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

11. Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

12. The parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Executive (“Effective Date”).

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

Lam Research Corporation

By:
Its:	Richard S. Hill

Dated:	Dated:

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